Exhibit 99.1

Lee Pharmaceuticals Announces Year-End Results

Lee Pharmaceuticals (OTC Bulletin Board symbol: LPHM) reported results for the three months and fiscal year ended September 30, 2003, as compared to same periods ended September 30, 2002.

A comparison of the operating results is as follows:

	Three Months Ended September 30 (000 omitted)		Fiscal Year Ended September 30 (000 omitted)
	2003	2002	2003	2002

Gross revenues	$1,784	$2,534	$9,730	$10,154
Net revenues	$1,605	$2,324	$8,758	$9,226
Net (loss)	$(829)	$(746)	$(1,104)	$(911)
Current assets	$3,431	$4,034	$3,431	$4,034
Current liabilities	$6,956	$5,917	$6,956	$5,917
Total assets	$6,060	$6,888	$6,060	$6,888
Long-term debt	$3,386	$4,284	$3,386	$4,284

Total stockholders’ (deficit)	$(4,592)	$(3,488)	$(4,592)	$(3,488)

Per share:
Basic (loss) per share	$(.20)	$(.18)	$(.27)	$(.22)

In fiscal 2003, net revenues decreased 5% to $8,758,000 from $9,226,000 in fiscal 2002.  The decrease in net revenues was primarily attributed to lower sales volume associated with the Lee® Lip-Ex® lip balm category.  In addition, the Company experienced lower volume from controlled substance/prescription drug items, depilatories and various over-the-counter items.  The decrease in net revenues was partially offset by higher sales volume generated from the private label segment and newly acquired brands.  The Company’s sales returns increased approximately $44,000 or 5% when comparing fiscal years 2003 and 2002.  The Company continued to experience the discontinuance of a few of the Company’s SKUs (stock keeping units) at the retail store level.  The continued expansion into the private label business segment has been positive.

The Company reported a net loss of $1,104,000, or 27 cents per share, during fiscal year 2003.  This compares to a net loss of $911,000, or 22 cents per share, in fiscal year 2002.  Contributing to the loss during fiscal year 2003 was product line impairment adjustment ($254,000), an increase in the allowance for obsolete inventory ($150,000) and higher consulting services expense due to expanded analytical testing requirements for many of the Company’s products ($138,000).

The Company reported an increase of $502,000 in other income when comparing fiscal years 2003 and 2002.  The significant increase was attributed to realized gains from the sale of three of the Company’s prior product line acquisitions ($319,000).  Also, the Company earned approximately $153,000 which was the Company’s portion of the net profits from its investment with another drug company and approximately $60,000 from its new distribution agreement with the same company.

Lee Pharmaceuticals is engaged in the purchase, manufacture, and marketing of a range of consumer products, including over-the-counter drug items, health and beauty aids, cosmetics and prescription drug products containing controlled substances, and dental/orthodontic products.